UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2018 (April 1, 2018)

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	001-36415	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

B1, Business Park Terre Bonne,

Route de Crassier 13,

1262 Eysins, Switzerland

(Address of Principal Executive Offices) (Zip Code)

011-41-22-716-9800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer.

As previously disclosed, on March 26, 2018, Quotient Limited (the “Company”) announced the appointments of Franz Walt as interim Chief Executive Officer of the Company and Heino von Prondzynski as Chairman of the board of directors (the “Board”) of the Company.

Part Time Employment Agreement

On April 1, 2018, the Company entered into a part time employment agreement with Mr. Walt to serve as the Company’s interim Chief Executive Officer. The agreement has a six-month term, subject to earlier termination upon 15 days’ prior written notice by either party.

The agreement provides for:

•	a grant on April 1, 2018 of 57,325 restricted share units (“RSUs”) (equal in value to approximately $270,000, based on the closing sale price of the Company’s ordinary shares (“Ordinary Shares”) on The NASDAQ Global Market on March 29, 2018 of $4.71 per share (the “Closing Price”));

•	a grant on April 1, 2018 of options to purchase 30,000 Ordinary Shares at an exercise price of $4.71 per share; and

•	a one-time cash bonus payment of up to CHF 230,000 based on the achievement of performance targets reasonably determined by the Board in consultation with Mr. Walt, payable upon expiration of the employment term.

The RSUs will vest monthly in equal installments over six months. The options will vest annually in equal installments over three years.

If the agreement is terminated by the Company without “cause” (as defined in the agreement), Mr. Walt’s RSUs and options will remain outstanding in accordance with their terms and the one-time cash bonus will remain payable if agreed targets are met. If the agreement is terminated by the Company for “cause,” Mr. Walt will receive a pro rata portion of the RSUs and the one-time cash bonus (if the agreed targets are met) based on the number of days served during the employment term.

During the term, Mr. Walt is required to provide services for 14 days each month; Mr. Walt may provide services for third parties, subject to prior approval of the Board if the service poses a potential conflict of interest.

The Company has agreed to indemnify Mr. Walt to the maximum extent permitted by its organizational documents and applicable law for any acts or decisions made in good faith while performing services for the Company.

The foregoing description of the terms of the agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Chairman Compensation for Fiscal 2019

In recognition of Mr. von Prondzynski’s increased responsibilities as Chairman of the Board during the Company’s transition to new leadership, the Board has increased Mr. von Prondzynski’s annual compensation for the fiscal year ending March 31, 2019 from $145,000, payable 35% in cash and 65% in RSUs, to CHF 350,000, of which 57% will be payable quarterly in cash and 43% will be payable by the grant of 33,150 RSUs. The RSUs will vest quarterly in equal installments over twelve months. These payments and grants are in lieu of any compensation Mr. von Prondzynski is entitled to receive as Lead Independent Director of the Board, and exclusive of any other compensation, including option grants, which he may become entitled to receive for his service as an independent director, member and chairperson of the Company’s Remuneration Committee and member of the Company’s Nominating and Corporate Governance and Strategy and Regulatory Committees.

Item 9.01	Financial Statements and Exhibits.

The following is a list of exhibits filed as part of this Current Report on Form 8-K:

Exhibit 10.1	Part Time Employment Agreement, dated as of Apri1 1, 2018, by and between Quotient Limited and Franz Walt

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUOTIENT LIMITED

By:	/s/ Christopher Lindop
Christopher Lindop
Chief Financial Officer

Dated: April 5, 2018